Exhibit 2.2

TERMS AND CONDITIONS OF THE NOTES

This Note is one of a Series (as defined below) of Notes issued by Portugal Telecom International Finance B.V. (the “Issuer”) which will be, as specified in the Final Terms (as defined below), (except in the case of Notes issued by the Issuer in book-entry form (“Book Entry Notes”)) constituted by a trust deed dated 17 December 1998 (such trust deed as modified and/or supplemented and/or restated from time to time and as most recently modified and restated on [—] May 2015 (the “Trust Deed”)), between the Issuer, Oi S.A. (the “Guarantor”) and Citicorp Trustee Company Limited (the “Trustee”, which expression shall include any successor trustee). The Notes and the related Receipts and Coupons have the benefit of a guarantee (the “Guarantee”) from the Guarantor and its successors and assigns as set out in the Trust Deed.

Book Entry Notes are integrated in the Interbolsa – Sociedade Gestora de Sistemas de Liquidaço e de Sistemas Centralizados de Valores Mobiliários, S.A. (“Interbolsa”) book-entry system and governed by these Terms and Conditions, certain provisions of the Trust Deed as provided therein and a deed poll given by the Issuer in favour of the holders of Book Entry Notes dated [—] May 2015 (the “Interbolsa Instrument”).

References herein to the “Notes” shall be references to the Notes of this Series and shall mean:

(i)	in relation to any Notes represented by a global Note (a “Global Note”), units of the lowest Specified Denomination in the specified currency;

(ii)	any Global Note;

(iii)	any definitive Notes in bearer form (“Definitive Bearer Notes”) issued in exchange for a Global Note in bearer form;

(iv)	any definitive Notes in registered form (“Definitive Registered Notes”) (whether or not issued in exchange for a Global Note in registered form); and

(v)	Book Entry Notes, which will be held through Interbolsa and issued by the Issuer.

The Notes, the Receipts (as defined below) and the Coupons (as defined below) have the benefit of an agency agreement dated 17 December 1998 (such agency agreement as amended and/or supplemented and/or restated from time to time, and as most recently modified and supplemented on [—] May 2015, the “Agency Agreement”) and made between, inter alios, the Issuer, the Guarantor, Citibank, N.A., London office, as issuing and principal paying agent and agent bank (in such capacity the “Principal Paying Agent”, which expression shall include any successor principal paying agent), the other paying agents named therein (together with the Principal Paying Agent, the “Paying Agents”, which expression shall include any additional or successor paying agents), Citibank, N.A., New York office as registrar (in such capacity, the “Registrar”, which expression shall include any successor registrar) and as a transfer agent, the other transfer agents named therein (together with the Registrar, the “Transfer Agents”, which expression shall include any additional or successor transfer agents) and the Trustee. In the case of Book Entry Notes, Citibank International plc, Sucursal em Portugal will be the paying agent in Portugal (the “Portuguese Paying Agent”).

Interest bearing Definitive Bearer Notes (unless otherwise indicated in the applicable Final Terms) have interest coupons (“Coupons”) and, if indicated in the applicable Final Terms, talons for further Coupons (“Talons”) attached on issue. Any reference herein to Coupons or coupons shall, unless the context otherwise requires, be deemed to include a reference to Talons or talons. Definitive Bearer Notes repayable in instalments have receipts (“Receipts”) for the payment of the instalments of principal (other than the final instalment) attached on issue. Definitive Registered Notes, Book Entry Notes and Global Notes do not have Receipts, Coupons or Talons attached on issue.

The Final Terms applicable to this Note is (or the relevant provisions thereof are) attached to or endorsed on this Note and supplements these Terms and Conditions and may specify other terms and conditions which shall, to the extent so specified or to the extent inconsistent with these Terms and Conditions, replace or modify these Terms and Conditions for the purposes of this Note. References to the “applicable Final Terms” are to the Final Terms (or the relevant provisions thereof) attached to or endorsed on this Note.

Subject as provided in the Interbolsa Instrument, the Trustee acts for the benefit of the holders for the time being of the Notes (the “Noteholders”, which expression shall, in relation to any Notes represented by a Global Note, be construed as provided below), the holders of the Receipts (the “Receiptholders”) and the holders of the Coupons (the “Couponholders”, which expression shall, unless the context otherwise requires, include the holders of the Talons), and in the case of Book Entry Notes, the persons shown in the individual securities accounts held with an Affiliate Member of Interbolsa (defined below) (the “Book Entry Noteholders”, and together with the holders of Notes other than Book Entry Notes, the “Holders”, which expression shall, in relation to any Notes represented by a Global Note, be construed as provided below) in accordance with the provisions of the Trust Deed. “Affiliate Member of Interbolsa” means any authorised financial intermediary entitled to hold control accounts with Interbolsa on behalf of their customers and includes any depositary banks appointed by Euroclear SA/NV (“Euroclear Bank”) and/or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) for the purpose of holding such accounts with Interbolsa on behalf of Euroclear Bank and Clearstream, Luxembourg.

As used herein, “Tranche” means Notes which are identical in all respects (including as to listing) and “Series” means a Tranche of Notes together with any further Tranche or Tranches of Notes which are (i) expressed to be consolidated and form a single series and (ii) identical in all respects (including as to listing) except for their respective Issue Dates, Interest Commencement Dates and/or Issue Prices.

Copies of the Trust Deed, including the Guarantee, the Agency Agreement, the Interbolsa Instrument and the applicable Final Terms are available for inspection during normal business hours at the registered office for the time being of the Trustee (being at the date hereof at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB) and at the specified office of each of the Principal Paying Agent, the Registrar and the other Paying Agents and Transfer Agents (all such Agents and the Registrar being together referred to as the “Agents”) save that, the applicable Final Terms relating to a Note which is neither admitted to trading on a regulated market in the European Economic Area nor offered in the European Economic Area in circumstances where a Prospectus is required to be published under the Prospectus Directive will only be available for inspection by a Noteholder holding one or more Notes of that Series and such Noteholder must produce evidence satisfactory to the Trustee or, as the case may be, the relevant Agent as to its holding of such Notes and identity. The Noteholders, the Receiptholders and the Couponholders are deemed to have notice of, are bound by, and are entitled to the benefit of, all the provisions of the Trust Deed, including the Guarantee, the Agency Agreement, the Interbolsa Instrument and the applicable Final Terms which are applicable to them. The statements in these Terms and Conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed and the Agency Agreement.

Words and expressions defined in the Trust Deed, the Interbolsa Instrument, or the Agency Agreement or used in the applicable Final Terms shall have the same meanings where used in these Terms and Conditions unless the context otherwise requires or unless otherwise stated and provided that, in the event of inconsistency between the Agency Agreement and the Trust Deed, the Trust Deed shall prevail and, in the event of inconsistency between the Agency Agreement or the Trust Deed and the applicable Final Terms, the applicable Final Terms shall prevail.

In the Conditions, “euro” means the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty on the Functioning of the European Union, as amended.

1.	FORM, DENOMINATION AND TITLE

A.	Notes other than Book Entry Notes

The Notes are in bearer form (“Bearer Notes”) or in registered form (“Registered Notes”) as specified in the applicable Final Terms and, in the case of definitive Notes, serially numbered, in the specified currency and the Specified Denomination(s). Notes of one Specified Denomination may not be exchanged for Notes of another Specified Denomination and Bearer Notes may not be exchanged for Registered Notes or vice versa.

This Note is a Fixed Rate Note, a Floating Rate Note, a Zero Coupon Note, an Index Linked Interest Note, a Dual Currency Interest Note or a combination of any of the foregoing, depending upon the Interest Basis shown in the applicable Final Terms.

This Note may be an Index Linked Redemption Amount Note, an Instalment Note, a Dual Currency Redemption Note, a Partly Paid Note or a combination of any of the foregoing, depending on the Redemption/Payment Basis shown in the applicable Final Terms.

Definitive Bearer Notes are issued with Coupons attached, unless they are Zero Coupon Notes in which case references to Coupons and Couponholders in these Terms and Conditions are not applicable. References in these Terms and Conditions to Receipts, Coupons and Talons do not apply to Registered Notes.

B.	Book Entry Notes

The Book Entry Notes are issued in dematerialised book-entry form (forma escritural) and can either be nominativas (in which case Interbolsa, at the request of the Issuer, can ask the Affiliate Members of Interbolsa for information regarding the identity of the Holders and transmit such information to the Issuer) or ao portador (in which case Interbolsa cannot inform the Issuer of the identity of the Holders).

The Book Entry Notes will be registered by Interbolsa as management entity of the Portuguese Centralised System of Registration of Securities (Central de Valores Mobiliários) (“CVM”). Each person shown in the individual securities accounts held with an Affiliate Member of Interbolsa as having an interest in the Notes shall be considered the holder of the principal amount of Notes recorded except as otherwise required by law. One or more certificates in relation to the Book Entry Notes (each a “Certificate”) will be delivered by the relevant Affiliate Member of Interbolsa in respect of its holding of Notes upon the request by the relevant Book Entry Noteholder and in accordance with that Affiliate Member of Interbolsa’s procedures and pursuant to article 78 of the Portuguese Securities Code (Código dos Valores Mobiliários).

Each Book Entry Note may be a Fixed Rate Note, a Floating Rate Note, a Zero Coupon Note, an Index Linked Interest Note, a Dual Currency Interest Note or a combination of any of the foregoing, depending upon the Interest Basis shown in the Final Terms.

This Note may be an Index Linked Redemption Note, an Instalment Note, a Dual Currency Redemption Note, a Dual Currency Interest Note, a Partly Paid Note or a combination of any of the foregoing, depending on the Redemption/Payment Basis shown in the applicable Final Terms.

Book Entry Notes are denominated in the Specified Denomination or Denominations specified in the applicable Final Terms. Book Entry Note of one denomination may not be exchanged for Book Entry Note of any other denomination.

The Book Entry Note will be denominated in Euro or in such other currency as can be settled through Interbolsa, subject to compliance with all applicable legal and/or regulatory and/or central bank requirements.

In these Terms and Conditions, “Book Entry Noteholder” and “Holder” for the purposes of Book Entry Note means the person in whose name a Book Entry Note is registered in the relevant individual securities accounts held with an Affiliate Member of Interbolsa.

Subject as set out below, title to the Bearer Notes, Receipts and Coupons will pass by delivery and title to the Registered Notes will pass upon registration of transfers in accordance with the provisions of the Agency Agreement and the Trust Deed. The Issuer, the Guarantor, the Agents and the Trustee will (except as otherwise required by law) deem and treat the bearer of any Bearer Note, Receipt or Coupon and the registered holder of any Registered Note as the absolute owner thereof (whether or not overdue and notwithstanding any notice of ownership or writing thereon or notice of any previous loss or theft thereof) for all purposes but, in the case of any Global Note, without prejudice to the provisions set out in the next two succeeding paragraphs.

For so long as any of the Notes is represented by a Bearer Global Note or a Regulation S Global Note held on behalf of Euroclear and/or Clearstream, Luxembourg, each person (other than Euroclear or Clearstream, Luxembourg) who is for the time being shown in the records of Euroclear or of Clearstream, Luxembourg as the holder of a particular nominal amount of such Notes (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the nominal amount of such Notes standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall be treated by the Issuer, the Guarantor, the Trustee and the Agents as the holder of such nominal amount of such Notes for all purposes other than with respect to the payment of principal or interest on such nominal amount of such Notes, for which purpose the bearer of the relevant Bearer Global Note or the registered holder of the relevant Regulation S Global Note shall be treated by the Issuer, the Guarantor, the Trustee and the Agents as the holder of such nominal amount of such Notes in accordance with and subject to the terms of the relevant Bearer Global Note or relevant Regulation S Global Note and the expressions “Noteholder” and “holder of Notes” and related expressions shall be construed accordingly.

In determining whether a particular person is entitled to a particular nominal amount of Notes as aforesaid, the Trustee may rely on such evidence and/or information and/or certification as it shall, in its absolute discretion, think fit and, if it does so rely, such evidence and/or information and/or certification shall, in the absence of manifest error, be conclusive and binding on all concerned.

Notes which are represented by a Global Note will be transferable only in accordance with the rules and procedures for the time being of Euroclear and Clearstream, Luxembourg, as the case may be. References to Euroclear and/or Clearstream, Luxembourg shall, whenever the context so permits, be deemed to include references to any additional or alternative clearing system approved by the Issuer, the Guarantor, the Principal Paying Agent or the Registrar (as the case may be) and the Trustee.

2.	TRANSFERS OF REGISTERED NOTES

(a)	Transfers of interests in Registered Global Notes

Transfers of beneficial interests in Registered Global Notes will be effected by Euroclear or Clearstream, Luxembourg, as the case may be, and, in turn, by other participants and, if appropriate, indirect participants in such clearing systems acting on behalf of beneficial transferors and transferees of such interests. A beneficial interest in a Registered Global Note will, subject to compliance with all applicable legal and regulatory restrictions, be transferable for Definitive Registered Notes or for a beneficial interest in another Registered Global Note only in the Specified Denominations and only in accordance with the rules and operating procedures for the time being of Euroclear or Clearstream, Luxembourg, as the case may be, and in accordance with the terms and conditions specified in the Agency Agreement and the Trust Deed.

(b)	Transfers of Registered Notes

Subject as provided in paragraph (e) below, upon the terms and subject to the conditions set forth in the Agency Agreement and the Trust Deed, a Definitive Registered Note may be transferred in whole or in part (in the Specified Denominations). In order to effect any such transfer (i) the holder or holders must (a) surrender the Registered Note for registration of the transfer of the Registered Note (or the relevant part of the Registered Note) at the specified office of the Registrar or any Transfer Agent, with the form of transfer thereon duly executed by the holder or holders thereof or his or their attorney or attorneys duly authorised in writing and (b) complete and deposit such certifications as may be required by the Registrar or, as the case may be, the relevant Transfer Agent and (ii) the Registrar or, as the case may be, the relevant Transfer Agent must, after due and careful enquiry, be satisfied with the documents of title and the identity of the person making the request. Any such transfer will be subject to such reasonable regulations as the Issuer and the Registrar may from time to time prescribe (the initial such regulations being set out in the Agency Agreement). Subject as provided above, the Registrar or, as the case may be, the relevant Transfer Agent will, within three business days (a business day being for this purpose a day on which banks are open for business in the place where the specified office of the Registrar or, as the case may be, the relevant Transfer Agent is located) of the request (or such longer period as may be required to comply with any applicable fiscal or other laws or regulations) authenticate and deliver, or procure the authentication and delivery of, to the transferee at its specified office or, at the risk of the transferee, send by uninsured mail to such address as the transferee may request, a new Definitive Registered Note of a like aggregate nominal amount to the Registered Note (or the relevant part of the Registered Note) transferred. In the case of the transfer of part only of a Definitive Registered Note, a new Definitive Registered Note in respect of the balance of the Registered Note not transferred will be so authenticated and delivered or (at the risk of the transferor) sent by uninsured mail to such address as the transferor may request.

(c)	Registration of transfer upon partial redemption

In the event of a partial redemption of Notes under Condition 7, the Issuer shall not be required:

(i)	to register the transfer of Definitive Registered Notes (or parts of Definitive Registered Notes) or to effect exchanges of interests in a Registered Global Note for Definitive Registered Notes during the period beginning on the thirty-fifth day before the date of the partial redemption and ending on the day on which notice is given specifying the serial numbers of Notes called (in whole or in part) for redemption (both inclusive); or

(ii)	to register the transfer of any Registered Note (or part of a Registered Note) called for partial redemption.

(d)	Costs of registration

Noteholders will not be required to bear the costs and expenses of effecting any registration of transfer as provided above, except for any costs or expenses of delivery other than by regular uninsured mail and except that the Issuer may require the payment of a sum sufficient to cover any stamp duty (or any other documentary tax or duty), tax or other governmental charge that may be imposed in relation to the registration.

(e)	Exchanges and transfers of Definitive Registered Notes generally

Holders of Definitive Registered Notes may exchange such Notes for interests in a Registered Global Note of the same type at any time.

3.	STATUS OF THE NOTES AND GUARANTEE

(a)	Notes: The Notes and any relative Receipts and Coupons are direct, unconditional, unsubordinated and (subject to the provisions of Condition 4) unsecured obligations of the Issuer and rank pari passu among themselves and (subject as aforesaid and save for certain obligations required to be preferred by law) equally with all other unsecured obligations (other than subordinated obligations, if any) of the Issuer from time to time outstanding.

(b)	Guarantee: The Guarantor has in the Trust Deed unconditionally and irrevocably guaranteed the due and punctual payment of all sums expressed to be payable by the Issuer under the Trust Deed including, without limitation, in respect of the Notes, Receipts and Coupons as and when the same become due and payable. The Guarantee constitutes a direct, unconditional, unsubordinated and (subject to the provision of Condition 4) unsecured obligation of the Guarantor and (subject as aforesaid and save for certain obligations required to be preferred by law) will rank pari passu with all other unsecured obligations (other than subordinated obligations, if any) of the Guarantor from time to time outstanding.

4.	NEGATIVE PLEDGE

So long as any of the Notes remains outstanding (as defined in the Trust Deed) neither the Issuer nor the Guarantor will create or, save only by operation of law, have outstanding any mortgage, lien, pledge or other charge (each a “Security Interest”) other than any Permitted Security (as defined below) upon the whole or any part of its undertaking or assets, present or future (including any uncalled capital), to secure any Loan Stock of any Person or to secure any obligation of any Person under any guarantee of or indemnity or purchase of indebtedness undertaking in respect of any Loan Stock of any other Person without at the same time or prior thereto at the option of the Issuer or the Guarantor (as applicable), either (i) securing the Notes or the Guarantee equally and rateably therewith or (ii) providing such other security for or other arrangement in respect of the Notes or the Guarantee as either (a) in any such case the Trustee shall in its absolute discretion deem not materially less beneficial to the interests of the Noteholders or (b) shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders.

For the purposes of these Terms and Conditions:

“Loan Stock” means indebtedness having an original maturity of more than one year which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other debt securities (not comprising, for the avoidance of doubt, preference shares or other equity securities) which, with the consent of the Issuer or the Guarantor, are quoted, listed, ordinarily dealt in or traded on any stock exchange and/or quotation system or by any listing authority, over-the-counter or other established securities market other than any such indebtedness where the majority thereof is initially placed with investors domiciled in the Netherlands (in the case of the Issuer’s Loan Stock), or Brazil (in the case of the Guarantor’s Loan Stock) and who purchase such indebtedness in the Netherlands or Brazil, as applicable.

“Permitted Security” means:

(i)	in the case of a consolidation or merger of the Guarantor with or into another company (the “Combining Company”), any Security Interest over assets of the Guarantor (if it is the surviving company) or the company (if other than the Guarantor) surviving or formed by such consolidation or merger provided that: (i) such Security Interest was created by the Combining Company over assets owned by it, (ii) such Security Interest is existing at the time of such consolidation or merger, (iii) such Security Interest was not created in contemplation of such consolidation or merger and (iv) the amount secured by such Security Interest is not increased thereafter; and

(ii)	any Security Interest on or with respect to the assets (including but not limited to receivables) of the Issuer or the Guarantor which is created pursuant to any securitisation or like arrangement in accordance with normal market practice and whereby the indebtedness secured by such Security Interest or the indebtedness in respect of any guarantee or indemnity which is secured by such Security Interest is limited to the value of such assets.

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state, agency of a state or other entity, whether or not having separate legal personality.

5.	INTEREST

(a)	Interest on Fixed Rate Notes

Each Fixed Rate Note bears interest from (and including) the Interest Commencement Date at the rate(s) per annum equal to the Rate(s) of Interest. Interest will be payable in arrear on the Interest Payment Date(s) in each year and on the Maturity Date if that does not fall on an Interest Payment Date. Interest on Fixed Rate Notes which are Book Entry Notes will be calculated on the full outstanding nominal amount of the Fixed Rate Notes (or, if they are Partly Paid Notes, the full amount paid up) and will be paid to the Affiliate Members of Interbolsa for distribution by them to the accounts of entitled Book Entry Noteholders in accordance with Interbolsa’s usual rules and operating procedures.

If the Notes are in definitive form, except as provided in the applicable Final Terms, the amount of interest payable on each Interest Payment Date in respect of the Fixed Interest Period ending on (but excluding) such date will amount to the Fixed Coupon Amount. Payments of interest on any Interest Payment Date will, if so specified in the applicable Final Terms, amount to the Broken Amount so specified.

As used in these Terms and Conditions, “Fixed Interest Period” means the period from (and including) an Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the next (or first) Interest Payment Date.

Except in the case of Notes in definitive form where an applicable Fixed Coupon Amount or Broken Amount is specified in the applicable Final Terms, interest shall be calculated in respect of any period by applying the Rate of Interest to:

(A)	in the case of Fixed Rate Notes which are either Book Entry Notes or represented by a Global Note, the aggregate outstanding nominal amount of the Fixed Rate Notes represented by such Global Note (or, if they are Partly Paid Notes, the aggregate amount paid up); or

(B)	in the case of Fixed Rate Notes in definitive form, the Calculation Amount,

and, in each case, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention. Where the Specified Denomination of a Fixed Rate Note in definitive form is a multiple of the Calculation Amount, the amount of interest payable in respect of such Fixed Rate Note shall be the product of the amount (determined in the manner provided above) for the Calculation Amount and the amount by which the Calculation Amount is multiplied to reach the Specified Denomination, without any further rounding.

In these Terms and Conditions:

“Day Count Fraction” means, in respect of the calculation of an amount of interest in accordance with this Condition 5(a):

(i)	if “Actual/Actual (ICMA)” is specified in the applicable Final Terms:

(A)	in the case of Notes where the number of days in the relevant period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (the “Accrual Period”) is equal to or shorter than the Determination Period during which the Accrual Period ends, the number of days in such Accrual Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates (as specified in the applicable Final Terms) that would occur in one calendar year; or

(B)	in the case of Notes where the Accrual Period is longer than the Determination Period during which the Accrual Period ends, the sum of:

(1)	the number of days in such Accrual Period falling in the Determination Period in which the Accrual Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates (as specified in the applicable Final Terms) that would occur in one calendar year; and

(2)	the number of days in such Accrual Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year; and

(ii)

if “30/360” is specified in the applicable Final Terms, the number of days in the period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (such number of days being calculated on the basis of a year of 360 days with 12 30-day months) divided by 360;

“Determination Period” means the period from (and including) a Determination Date to (but excluding) the next Determination Date; and

“sub-unit” means, with respect to any currency other than euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, with respect to euro, means one cent.

(b)	Interest on Floating Rate Notes and Index Linked Interest Notes

(i)	Interest Payment Dates

Each Floating Rate Note and Index Linked Interest Note bears interest from (and including) the Interest Commencement Date and such interest will be payable in arrears on either:

(A)	the Specified Interest Payment Date(s) (each an “Interest Payment Date”) in each year specified in the applicable Final Terms; or

(B)	if no Specified Interest Payment Date(s) is/are specified in the applicable Final Terms, each date (each an “Interest Payment Date”) which falls the number of months or other period specified as the Specified Period in the applicable Final Terms after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

Such interest will be payable in respect of each Interest Period (which expression shall, in these Terms and Conditions, mean the period from (and including) an Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the next (or first) Interest Payment Date). Interest on Floating Rate Notes or Index Linked Interest Notes which are Book Entry Notes will be calculated on the full outstanding nominal amount of the Floating Rate Notes or Index Linked Interest Notes (or, if they are Partly Paid Notes, the full amount paid up) and will be paid to the Affiliate Members of Interbolsa for distribution by them to the accounts of entitled Noteholders in accordance with Interbolsa’s usual rules and operating procedures.

If a Business Day Convention is specified in the applicable Final Terms and (x) if there is no numerically corresponding day in the calendar month in which an Interest Payment Date should occur or (y) if any Interest Payment Date would otherwise fall on a day which is not a Business Day, then, if the Business Day Convention specified is:

(1)

in any case where Specified Periods are specified in accordance with Condition 5(b)(i)(B) above, the Floating Rate Convention, such Interest Payment Date (i) in the case of (x) above, shall be the last day that is a Business Day in the relevant month and the provisions of (B) below shall apply mutatis mutandis or (ii) in the case of (y) above, shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event (A) such Interest Payment Date shall be brought forward to the immediately preceding Business Day and (B) each subsequent Interest Payment Date shall be the last Business Day in the month which falls the Specified Period after the preceding applicable Interest Payment Date occurred; or

(2)	the Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day; or

(3)	the Modified Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event such Interest Payment Date shall be brought forward to the immediately preceding Business Day; or

(4)	the Preceding Business Day Convention, such Interest Payment Date shall be brought forward to the immediately preceding Business Day.

In this Condition, “Business Day” means a day which is both:

(I)	a day on which commercial banks and foreign exchange markets settle payments in each Additional Business Centre specified in the applicable Final Terms; and

(II)	either (1) in relation to any sum payable in a specified currency other than euro, a day on which commercial banks and foreign exchange markets settle payments in the principal financial centre of the country of the relevant specified currency (if other than London and any Additional Business Centre and which, if the specified currency is New Zealand dollars, shall be Auckland), or (2) in relation to any sum payable in euro, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET 2) System or any succession thereto (the “TARGET 2 System”) is operating credit or transfer restrictions in respect of payments in euro.

(ii)	Rate of Interest

The Rate of Interest payable from time to time in respect of Floating Rate Notes and Index Linked Interest Notes will be determined in the manner specified in the applicable Final Terms.

(A)	ISDA Determination for Floating Rate Notes

Where ISDA Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will be the relevant ISDA Rate plus or minus (as indicated in the applicable Final Terms) the Margin (if any). For the purposes of this sub-paragraph (A), “ISDA Rate” for an Interest Period means a rate equal to the Floating Rate that would be determined by the Principal Paying Agent under an interest rate swap transaction if the Principal Paying Agent were acting as Calculation Agent for that swap transaction under the terms of an agreement incorporating the 2006 ISDA Definitions (as amended and updated as at the Issue Date of the first Tranche of Notes and as published by the International Swaps and Derivatives Association, Inc. (the “ISDA Definitions”)) and under which:

(1)	the Floating Rate Option is as specified in the applicable Final Terms;

(2)	the Designated Maturity is a period specified in the applicable Final Terms; and

(3)	the relevant Reset Date is either (i) if the applicable Floating Rate Option is based on the London inter-bank offered rate (“LIBOR”) or on the Euro-zone inter-bank offered rate (“EURIBOR”), the first day of that Interest Period or (ii) in any other case, as specified in the applicable Final Terms.

For the purposes of this sub-paragraph (A), “Floating Rate”, “Calculation Agent”, “Floating Rate Option”, “Designated Maturity” and “Reset Date” have the meanings given to those terms in the ISDA Definitions.

(B)	Screen Rate Determination for Floating Rate Notes

Where Screen Rate Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will, subject as provided below, be either:

(1)	the offered quotation; or

(2)	the arithmetic mean (rounded if necessary to the nearest 0.00001, with 0.000005 being rounded upwards) of the offered quotations,

(expressed as a percentage rate per annum) for the Reference Rate which appears or appear, as the case may be, on the Relevant Screen Page (as indicated in the applicable Final Terms) as at 11.00 a.m. (London time, in the case of LIBOR, or Brussels time, in the case of EURIBOR) on the Interest Determination Date in question plus or minus (as indicated in the applicable Final Terms) the Margin (if any), all as determined by the Principal Paying Agent. If five or more of such offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one such highest quotation, one only of such quotations) and the lowest (or, if there is more than one such lowest quotation, one only of such quotations) shall be disregarded by the Principal Paying Agent for the purpose of determining the arithmetic mean (rounded as provided above) of such offered quotations.

The Agency Agreement contains provisions for determining the Rate of Interest in the event that the Relevant Screen Page is not available or if, in the case of (1) above, no such offered quotation appears or, in the case of (2) above, fewer than three such offered quotations appear, in each case as at the time specified in the preceding paragraph.

If the Reference Rate from time to time in respect of Floating Rate Notes is specified in the applicable Final Terms as being other than LIBOR or EURIBOR, the Rate of Interest in respect of such Notes will be determined as provided in the applicable Final Terms.

(iii)	Minimum Rate of Interest and/or Maximum Rate of Interest

If the applicable Final Terms specifies a Minimum Rate of Interest for any Interest Period, then, in the event that the Rate of Interest in respect of such Interest Period determined in accordance with the provisions of paragraph (ii) above is less than such Minimum Rate of Interest, the Rate of Interest for such Interest Period shall be such Minimum Rate of Interest.

If the applicable Final Terms specifies a Maximum Rate of Interest for any Interest Period, then, in the event that the Rate of Interest in respect of such Interest Period determined in accordance with the provisions of paragraph (ii) above is greater than such Maximum Rate of Interest, the Rate of Interest for such Interest Period shall be such Maximum Rate of Interest.

(iv)	Determination of Rate of Interest and calculation of Interest Amounts

The Principal Paying Agent, in the case of Floating Rate Notes, and the Calculation Agent, in the case of Index Linked Interest Notes, will at or as soon as practicable after each time at which the Rate of Interest is to be determined, determine the Rate of Interest for the relevant Interest Period. In the case of Index Linked Interest Notes, the Calculation Agent will notify the Principal Paying Agent of the Rate of Interest for the relevant Interest Period as soon as practicable after calculating the same.

The Principal Paying Agent will calculate the amount of interest (the “Interest Amount”) payable on the Floating Rate Notes or Index Linked Interest Notes for the relevant Interest Period by applying the Rate of Interest to:

(A)	in the case of Floating Rate Notes or Index Linked Interest Notes which are either Book Entry Notes or represented by a Global Note, the aggregate outstanding nominal amount of the Notes represented by such Global Note (or, if they are Partly Paid Notes, the aggregate amount paid up); or

(B)	in the case of Floating Rate Notes or Index Linked Interest Notes in definitive form, the Calculation Amount,

and, in each case, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant specified currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention. Where the Specified Denomination of a Floating Rate Note or an Index Linked Interest Note in definitive form is a multiple of the Calculation Amount, the Interest Amount payable in respect of such Note shall be the product of the amount (determined in the manner provided above) for the Calculation Amount and the amount by which the Calculation Amount is multiplied to reach the Specified Denomination, without any further rounding.

“Day Count Fraction” means, in respect of the calculation of an amount of interest for any Interest Period:

if “Actual/Actual (ISDA)” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365 (or, if any portion of that Interest Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Interest Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Interest Period falling in a non-leap year divided by 365);

(C)	if “Actual/365 (Fixed)” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365;

(D)	if “Actual/365 (Sterling)” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365 or, in the case of an Interest Payment Date falling in a leap year, 366;

(E)	if “Actual/360” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 360;

(F)	if “30/360”, “360/360” or “Bond Basis” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360, calculated on a formula basis as follows:

Fraction Count Day	360 xY2 – Y1 + 30 x M2 – M1 + D2 – D1

360

where:

“Y1” is the year, expressed as a number, in which the first day of the Interest Period falls:

“Y2” is the year, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Interest Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“D1” is the first calendar day, expressed as a number, of the Interest Period, unless such number is 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Interest Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30;

(G)	if “30E/360” or “Eurobond Basis” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360, calculated on a formula basis as follows:

Fraction Count Day	360 xY2 – Y1 + 30 x M2 – M1 + D2 – D1
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Interest Period falls:

“Y2” is the year, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Interest Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“D1” is the first calendar day, expressed as a number, of the Interest Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Interest Period, unless such number would be 31, in which case D2 will be 30;

(H)	if “30E/360 (ISDA)” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360, calculated on a formula basis as follows:

where:

“Y1” is the year, expressed as a number, in which the first day of the Interest Period falls:

“Y2” is the year, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Interest Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“D1” is the first calendar day, expressed as a number, of the Interest Period, unless (i) that day is the last day of February or (ii) such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Interest Period, unless (i) that day is the last day of February but not the Maturity Date or (ii) such number would be 31 and in which case D2 will be 30.

(v)	Notification of Rate of Interest and Interest Amounts

The Principal Paying Agent will cause the Rate of Interest and each Interest Amount for each Interest Period and the relevant Interest Payment Date to be notified to the Issuer, the Guarantor, the Trustee and any listing authority, stock exchange and/or quotation system on which the relevant Floating Rate Notes or Index Linked Interest Notes are for the time being listed, traded and/or quoted and notice thereof to be published in accordance with Condition 14 as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of a Rate of Interest and Interest Amount or (ii) in all other cases, the fourth London Business Day thereafter. Each Interest Amount and Interest Payment Date so notified may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without prior notice in the event of an extension or shortening of the Interest Period. Any such amendment will be promptly notified to each listing authority, stock exchange and/or quotation system on which the relevant Floating Rate Notes or Index Linked Interest Notes are for the time being listed, traded and/or quoted and to the Noteholders in accordance with Condition 14. If the Notes become immediately due and repayable under Condition 10, the accrued interest and the Rate of Interest payable in respect of the Notes shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Rate of Interest or the Interest Amount so calculated need be made unless the Trustee otherwise requires. For the purposes of this paragraph, the expression “London Business Day” means a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in London.

(vi)	Determination or Calculation by Trustee

If for any reason at any relevant time the Principal Paying Agent or, as the case may be, the Calculation Agent defaults in its obligation to determine the Rate of Interest or the Principal Paying Agent defaults in its obligation to calculate any Interest Amount in accordance with sub-paragraph (ii)(A) or (B) above or as otherwise specified in the applicable Final Terms, as the case may be, and in each case in accordance with paragraph (iv) above, the Trustee shall, if practicable in the circumstances, determine the Rate of Interest and/or Interest Amount in accordance with the said sub-paragraphs. If the Trustee is not able to determine the Rate of Interest and/or Interest Amount in the manner described above the Trustee shall determine the Rate of Interest at such rate as, in its absolute discretion (having such regard as it shall think fit to the foregoing provisions of this Condition 5, but subject always to any

Minimum or Maximum Rate of Interest specified in the applicable Final Terms), it shall deem fair and reasonable in all the circumstances or, as the case may be, the Trustee shall calculate the Interest Amount(s) in such manner as it shall deem fair and reasonable in all the circumstances and each such determination or calculation shall be deemed to have been made by the Principal Paying Agent or the Calculation Agent, as applicable.

(vii)	Certificates to be final

All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this Condition 5(b), whether by the Principal Paying Agent or, if applicable, the Calculation Agent or the Trustee, shall (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Guarantor, the Principal Paying Agent, the Calculation Agent (if applicable), the other Agents and all Noteholders, Receiptholders and Couponholders and (in the absence as aforesaid) no liability to the Issuer, the Guarantor, the Noteholders, the Receiptholders or the Couponholders shall attach to the Principal Paying Agent or, if applicable, the Calculation Agent or the Trustee in connection with the exercise or non-exercise by it of its powers, duties and discretions pursuant to such provisions.

(c)	Interest on Dual Currency Interest Notes

The rate or amount of interest payable in respect of Dual Currency Interest Notes shall be determined in the manner specified in the applicable Final Terms.

(d)	Interest on Zero Coupon Notes

Zero Coupon Notes will be offered and sold at a discount to their nominal amount and will not bear interest. When a Zero Coupon Note becomes repayable prior to its Maturity Date it will be redeemed at the Early Redemption Amount calculated in accordance with Condition 7(f)(iii). In the case of late payment the amount due and repayable shall be calculated in accordance with Condition 7(j).

(e)	Interest on Partly Paid Notes

In the case of Partly Paid Notes (other than Partly Paid Notes which are Zero Coupon Notes), interest will accrue as aforesaid on the paid-up nominal amount of such Notes and otherwise as specified in the applicable Final Terms.

(f)	Accrual of interest

Each Note (or, in the case of the redemption of part only of a Note, that part only of such Note) will cease to bear interest (if any) from the date for its redemption unless, upon due presentation thereof, or, in the case of a Book Entry Note, presentation of the relevant Certificate in respect thereof, payment of principal is improperly withheld or refused. In such event, interest will continue to accrue as provided in the Trust Deed.

6.	PAYMENTS

(a)	Method of payment

Subject as provided below:

(i)	payments in a specified currency other than euro will be made by credit or transfer to an account in the relevant specified currency maintained by the payee with, or, at the option of the payee, by a cheque in such specified currency drawn on, a bank in the principal financial centre of the country of such specified currency (which, if the specified currency is New Zealand dollars, shall be Auckland); and

(ii)	payments will be made in euro by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the payee or, at the option of the payee, by a euro cheque.

Payments will be subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 8. References in these Terms and Conditions to “specified currency” shall include any successor currency under applicable law.

(b)	Presentation of Definitive Bearer Notes, Receipts and Coupons

Payments of principal in respect of Definitive Bearer Notes will (subject as provided below) be made in the manner provided in paragraph (a) above only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of Definitive Bearer Notes, and payments of interest in respect of Definitive Bearer Notes will (subject as provided below) be made as aforesaid only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of Coupons, in each case at the specified office of any Paying Agent outside the United States (which expression, as used herein, means the United States of America (including the States and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction)).

Payments of instalments of principal (if any) in respect of Definitive Bearer Notes, other than the final instalment, will (subject as provided below) be made in the manner provided in paragraph (a) above against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of the relevant Receipt in accordance with the preceding paragraph. Payment of the final instalment will be made in the manner provided in paragraph (a) above only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of the relevant Definitive Bearer Note in accordance with the preceding paragraph. Each Receipt must be presented for payment of the relevant instalment together with the Definitive Bearer Note to which it appertains. Receipts presented without the Definitive Bearer Note to which they appertain do not constitute valid obligations of the Issuer. Upon the date on which any Definitive Bearer Note becomes due and repayable, unmatured Receipts (if any) relating thereto (whether or not attached) shall become void and no payment shall be made in respect thereof.

Bearer Notes which comprise Fixed Rate Notes (other than Dual Currency Notes, Index Linked Notes or Long Maturity Notes (as defined below)) should be presented for payment together with all unmatured Coupons appertaining thereto (which expression shall for this purpose include Coupons falling to be issued on exchange of matured Talons), failing which the amount of any missing unmatured Coupon (or, in the case of payment not being made in full, the same proportion of the amount of such missing unmatured Coupon as the sum so paid bears to the sum due) will be deducted from the sum due for payment. Each amount of principal so deducted will be paid in the manner mentioned above against surrender of the relative missing Coupon at any time before the expiry of 10 years after the Relevant Date (as defined in Condition 8) in respect of such principal (whether or not such Coupon would otherwise have become void under Condition 9) or, if later, five years from the date on which such Coupon would otherwise have become due, but in no event thereafter.

Upon any Definitive Bearer Note which comprises a Fixed Rate Note becoming due and repayable prior to its Maturity Date, all unmatured Talons (if any) appertaining thereto will become void and no further Coupons will be issued in respect thereof.

Upon the date on which any Definitive Bearer Note which comprises a Floating Rate Note, Dual Currency Note or Index Linked Note or Long Maturity Note becomes due and repayable, unmatured Coupons and Talons (if any) relating thereto (whether or not attached) shall become void and no payment or, as the case may be, exchange for further Coupons shall be made in respect thereof. A “Long Maturity Note” is a Fixed Rate Note (other than a Fixed Rate Note which on issue had a Talon attached) whose nominal amount on issue is less than the aggregate interest payable thereon provided that such Note shall cease to be a Long Maturity Note on the Interest Payment Date on which the aggregate amount of interest remaining to be paid after that date is less than the nominal amount of such Note.

Other than in respect of Book Entry Notes, if the due date for redemption of any Definitive Bearer Note is not an Interest Payment Date, interest (if any) accrued in respect of such Note from (and including) the preceding Interest Payment Date or, as the case may be, the Interest Commencement Date shall be payable only against surrender of such Note.

(c)	Payments in respect of Bearer Global Notes

Payments of principal and interest (if any) in respect of Notes represented by any Bearer Global Note will (subject as provided below) be made in the manner specified above in relation to Definitive Bearer Notes and otherwise in the manner specified in such Bearer Global Note against presentation or surrender, as the case may be, of such Bearer Global Note at the specified office of any Paying Agent outside the United States. A record of each payment made against presentation or surrender of any Bearer Global Note, distinguishing between any payment of principal and any payment of interest, will be made on such Bearer Global Note by the Paying Agent to which it was presented and such record shall be prima facie evidence that the payment in question has been made.

(d)	Payments in respect of Registered Notes

Payments of principal (other than instalments of principal prior to the final instalment) in respect of each Registered Note (whether or not in global form) will be made against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of such Note at the specified office of the Registrar or any of the Paying

Agents. Such payments will be made by transfer to the Designated Account (as defined below) of the holder (or the first named of joint holders) of such Note appearing in the register of holders of the Registered Notes maintained by the Registrar (the “Register”) (i) where in global form, at the close of the business day (being for this purpose a day on which Euroclear and Clearstream, Luxembourg are open for business) before the relevant due date, and (ii) where in definitive form, at the close of business on the third business day (being for this purpose a day on which banks are open for business in the place where the specified office of the Registrar is located) before the relevant due date (a “Record Date”). Notwithstanding the previous sentence, if (i) a holder does not have a Designated Account or (ii) the principal amount of the Registered Notes held by a holder is less than U.S.$250,000 (or its approximate equivalent in any other specified currency), payment will instead be made by a cheque in the specified currency drawn on a Designated Bank (as defined below). For these purposes, “Designated Account” means the account maintained by a holder with a Designated Bank and identified as such in the Register and “Designated Bank” means (in the case of payment in a specified currency other than euro) a bank in the principal financial centre of the country of such specified currency (which, if the specified currency is New Zealand dollars, shall be Auckland) and (in the case of a payment in euro) any bank which processes payments in euro.

Payments of interest and payments of instalments of principal (other than the final instalment) in respect of each Registered Note (whether or not in global form) will be made by a cheque in the specified currency drawn on a Designated Bank and mailed by uninsured mail on the business day in the place where the specified office of the Registrar is located immediately preceding the relevant due date to the holder (or the first named of joint holders) of such Note appearing in the Register (i) where in global form, at the close of the business day (being for this purpose a day on which Euroclear and Clearstream, Luxembourg are open for business) before the relevant due date, and (ii) where in definitive form, at the close of business on the fifteenth day (whether or not such fifteenth day is a business day) before the relevant due date (also a “Record Date”) at his address shown in the Register on such Record Date and at his risk. Upon application of the holder to the specified office of the Registrar not less than three business days in the place where the specified office of the Registrar is located before the due date for any payment of interest in respect of a Registered Note, the payment may be made by transfer on the due date in the manner provided in the preceding paragraph. Any such application for transfer shall be deemed to relate to all future payments of interest (other than interest due on redemption) and instalments of principal (other than the final instalment) in respect of the Registered Notes which become payable to the holder who has made the initial application until such time as the Registrar is notified in writing to the contrary by such holder. Payment of the interest due in respect of each Registered Note on redemption and the final instalment of principal will be made in the same manner as payment of the principal amount of such Note.

Holders of Registered Notes will not be entitled to any interest or other payment for any delay in receiving any amount due in respect of any such Note as a result of a cheque posted in accordance with this Condition arriving after the due date for payment or being lost in the post. No commissions or expenses shall be charged to such holders by the Registrar in respect of any payments of principal or interest in respect of such Notes.

None of the Issuer, the Guarantor, the Trustee and the Agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Registered Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(e)	Payments in respect of Book Entry Notes

All payments on Book Entry Notes (including without limitation the payment of accrued interest and principal) will be made by the Issuer to the Portuguese Paying Agent and (i) if made in euro will be (a) credited, according to the procedures and regulations of Interbolsa, by the Portuguese Paying Agent to the payment current-accounts held in the payment system of the Bank of Portugal by the Affiliate Members of Interbolsa whose control accounts with Interbolsa are credited with such Notes and thereafter (b) credited by such Interbolsa Affiliate Members from the aforementioned payment current-accounts to the accounts of the Noteholders or through Euroclear and Clearstream, Luxembourg to the accounts with Euroclear and Clearstream, Luxembourg of the beneficial owners of those Notes, in accordance with the rules and procedures of Interbolsa, Euroclear or Clearstream, Luxembourg, as the case may be; (ii) if made in currencies other than euro will be (a) transferred, on the payment date and according to the procedures and regulations applicable by Interbolsa, from the account held by the Portuguese Paying Agent in the Foreign Currency Settlement System (Sistema de Liquidaço em Moeda Estrangeira), managed by Caixa Geral de Depósitos, S.A., to the relevant accounts of the relevant Affiliate Members of Interbolsa, and thereafter (b) transferred by such Affiliate Members of Interbolsa from such relevant accounts to the accounts of the Noteholders of those Notes or through Euroclear and Clearstream, Luxembourg to the accounts with Euroclear and Clearstream, Luxembourg of the beneficial owners of those Notes, in accordance with the rules and procedures of Interbolsa, Euroclear or Clearstream, Luxembourg, as the case may be.

The Issuer must provide Interbolsa with a prior notice of all payments in relation to the Book Entry Notes and all necessary information for that purpose. In particular, such notice must contain:

(a)	the identity of the Portuguese Paying Agent responsible for the relevant payment; and

(b)	a statement of acceptance of such responsibility by the Portuguese Paying Agent.

Payments in respect of the Book Entry Notes will be made by transfer to the registered account of the holders maintained by or on behalf of them with a bank that processes payments in the relevant currency, details of which appear in the records of the relevant Affiliate Members of Interbolsa at the close of business on the Payment Day (as defined in Condition 6(g) below) before the due date for payment of principal and/or interest.

Interbolsa shall notify the Portuguese Paying Agent of the amounts to be settled, which Interbolsa calculates on the basis of the balances.

In the case of a partial payment, the amount held in the relevant current account of the Portuguese Paying Agent must be apportioned pro-rata between the accounts of the Affiliate Members of Interbolsa. After a payment has been processed, such process shall be confirmed to Interbolsa.

The holders of Book Entry Notes are reliant upon the procedures of Interbolsa to receive payment in respect of Book Entry Notes.

(f)	General provisions applicable to payments

The holder of a Global Note shall be the only person entitled to receive payments in respect of Notes represented by such Global Note and the Issuer and the Guarantor will be discharged by payment to, or to the order of, the holder of such Global Note in respect of each amount so paid. Each of the persons shown in the records of Euroclear or Clearstream, Luxembourg as the holder of a particular nominal amount of Notes represented by such Global Note must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for his share of each payment so made by the Issuer or the Guarantor to, or to the order of, the holder of such Global Note.

Notwithstanding the provisions of this Condition, if any amount of principal and/or interest in respect of the Bearer Notes is payable in U.S. dollars, such U.S. dollar payments of principal and/or interest in respect of such Notes will be made at the specified office of a Paying Agent in the United States

(i)	if:

(A)	the Issuer has appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment in U.S. dollars at such specified offices outside the United States of the full amount of principal and interest on such Notes in the manner provided above when due;

(B)	payment of the full amount of such principal and interest at all such specified offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions on the full payment or receipt of principal and interest in U.S. dollars; and

(C)	such payment is then permitted under United States law, and/or

(ii)	at the option of the relevant holder if the payment is then permitted under United States law without involving, in the opinion of the Issuer, adverse tax consequences to the Issuer.

(g)	Payment Day

If the date for payment of any amount in respect of any Note, Receipt or Coupon is not a Payment Day, the holder thereof shall not be entitled to payment until the next following Payment Day in the relevant place and shall not be entitled to any further interest or other payment in respect of such delay. For these purposes, “Payment Day” means any day which (subject to Condition 9) is:

(i)	a day on which commercial banks and foreign exchange markets settle payments in:

(A)	in the case of Notes in definitive form only, the relevant place of presentation;

(B)	any Additional Financial Centre specified in the applicable Final Terms; and

(C)	in the case of Book Entry Notes, in Lisbon; and

(ii)	either (1) in relation to any sum payable in a specified currency other than euro, a day on which commercial banks and foreign exchange markets settle payments in the principal financial centre of the country of the relevant specified currency (if other than the place of presentation and any Additional Financial Centre so specified and which if the specified currency is New Zealand dollars shall be Auckland) or (2) in relation to any sum payable in euro, a day on which the TARGET 2 System is operating credit and transfer instructions in respect of payments in euro.

(h)	Interpretation of principal and interest

Any reference in these Terms and Conditions to principal in respect of the Notes shall be deemed to include, as applicable:

(i)	any additional amounts which may be payable with respect to principal under Condition 8 or pursuant to any undertakings given in addition thereto or in substitution therefor pursuant to the Trust Deed;

(ii)	the Final Redemption Amount of the Notes;

(iii)	the Early Redemption Amount of the Notes;

(iv)	the Optional Redemption Amount(s) (if any) of the Notes;

(v)	in relation to Notes redeemable in instalments, the Instalment Amounts;

(vi)	in relation to Zero Coupon Notes, the Amortised Face Amount (as defined in Condition 7(f)(iii));

(vii)	any premium and any other amounts (other than interest) which may be payable by the Issuer under or in respect of the Notes; and

(viii)	in relation to Dual Currency Redemption Notes, the principal payable in any relevant specified currency.

Any reference in these Terms and Conditions to interest in respect of the Notes shall be deemed to include, as applicable, any additional amounts which may be payable with respect to interest under Condition 8 or pursuant to any undertakings given in addition thereto or in substitution therefor pursuant to the Trust Deed.

7.	REDEMPTION AND PURCHASE

(a)	Redemption at maturity

Unless previously redeemed or purchased and cancelled as specified below, each Note (including each Index Linked Redemption Note and Dual Currency Redemption Note) will be redeemed by the Issuer at its Final Redemption Amount specified in, or determined in the manner specified in, the applicable Final Terms in the relevant specified currency on the Maturity Date.

(b)	Redemption for tax reasons

The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time (if this Note is neither a Floating Rate Note nor an Index Linked Interest Note) or on any Interest Payment Date (if this Note is either a Floating Rate Note or an Index Linked Interest Note), on giving not less than 30 nor more than 60 days’ notice to the Trustee and the Principal Paying Agent and, in accordance with Condition 14, the Noteholders (which notice shall be irrevocable), if the Issuer satisfies the Trustee immediately before the giving of the notice referred to above that on the occasion of the next payment due under the Notes:

(i)	the Issuer has or will become obliged to pay additional amounts as provided or referred to in Condition 8 and/or in any undertakings given in addition thereto or substitution therefor pursuant to the Trust Deed or the Guarantor would be unable, for reasons outside of its own control, to procure payment by the Issuer and in making payment itself would be required to pay such additional amounts as a result of any change in, or amendment to, the laws or regulations of the relevant Tax Jurisdiction (as defined in Condition 8) or any political subdivision of, or any authority in, or of, the relevant Tax Jurisdiction having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the Issue Date of the first Tranche of the Notes; and

(ii)	such obligation cannot be avoided by the Issuer or, as the case may be, the Guarantor taking reasonable measures available to it including without limitation, where appropriate, effecting a substitution of the Issuer or, as the case may be, the Guarantor pursuant to Condition 18, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer or the Guarantor would be obliged to pay such additional amounts were a payment in respect of the Notes then due.

Prior to the publication of any notice of redemption pursuant to this Condition, the Issuer shall deliver to the Trustee a certificate signed by two Directors of the Issuer or, as the case may be, the Guarantor stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to do have occurred, and an opinion of independent legal advisers of recognised standing to whom the Trustee shall have no reasonable objection to the effect that the Issuer or, as the case may be, the Guarantor has or will become obliged to pay such additional amounts as a result of such change or amendment. The Trustee shall be entitled to accept the certificate and the opinion as sufficient evidence of satisfaction of the conditions precedent set out above, in which event they shall be conclusive and binding on the Noteholders, the Receiptholders and the Couponholders.

Notes redeemed pursuant to this Condition 7(b) will be redeemed at their Early Redemption Amount referred to in paragraph (e) below together (if appropriate) with interest accrued to (but excluding) the date of redemption.

(c)	Redemption at the option of the Issuer (Issuer Call)

If Issuer Call is specified in the applicable Final Terms, the Issuer may, having given:

(i)	not less than 15 nor more than 30 days’ notice (or such other period of notice as may be specified in the applicable Final Terms) to the Noteholders in accordance with Condition 14; and

(ii)	not less than 10 days before the giving of the notice referred to in (i), notice to the Trustee and the Principal Paying Agent and, in the case of a redemption of Notes in registered form, the Registrar;

(which notices shall be irrevocable and shall specify the date fixed for redemption), redeem all or some only of the Notes then outstanding on any Optional Redemption Date and at the Optional Redemption Amount(s) specified in, or determined in the manner specified in, the applicable Final Terms together, if appropriate, with interest accrued to (but excluding) the relevant Optional Redemption Date. Any such redemption in part must be of a nominal amount not less than the Minimum Redemption Amount and not more than the Higher Redemption Amount, in each case as may be specified in the applicable Final Terms. In the case of a partial redemption of Notes (other than Book Entry Notes), the Notes to be redeemed (“Redeemed Notes”) will be selected individually by lot, in the case of Redeemed Notes comprising Definitive Bearer Notes or Definitive Registered Notes, and in accordance with the rules of Euroclear and/or Clearstream, Luxembourg (to be reflected in the records of Euroclear and/or Clearstream, Luxembourg on either a pool factor or a reduction in nominal amount, at their discretion) in the case of Redeemed Notes represented by a Global Note, not more than 35 days prior to the date fixed for redemption (such date of selection being hereinafter called the “Selection Date”). In the case of Redeemed Notes comprising Definitive Bearer Notes or Definitive Registered Notes, a list of the serial numbers of such Redeemed Notes will be published in accordance with Condition 14 not less than 15 days prior to the date fixed for redemption (or such lesser period as may be specified in the applicable Final Terms). No exchange of the relevant Global Note will be permitted during the period from (and including) the Selection Date to (and including) the date fixed for redemption pursuant to this paragraph (c) and notice to that effect shall be given by the Issuer to the Noteholders in accordance with Condition 14 at least five days prior to the Selection Date. Partial redemption of Book Entry Notes shall be made in accordance with the applicable Interbolsa rules.

(d)	Redemption at the option of the Noteholders (Investor Put)

On the date of completion of the sale (the “PT Portugal Sale”) of PT Portugal, SGPS, S.A by the Guarantor to Altice Portugal S.A. (the “Sale Completion Date”) or on the following Business Day, the Guarantor shall announce (the “PT Portugal Sale

Announcement”) such completion (in the same, or substantially the same, form as the notice set out in Schedule 2 of the Agency Agreement), and the Issuer shall, at the option of the holder of any Note, redeem such Note, on the thirtieth Business Day following the Sale Completion Date (the “Put Settlement Date”). In order to exercise the right to require redemption of a Note under this Condition the relevant holder of any Note shall, at any time from the date of the PT Portugal Sale Announcement to (and including) the twentieth Business Day following the Sale Completion Date (such period, the “Put Period”), instruct the authorised financial intermediary entitled to hold control accounts with Interbolsa (as “Affiliate Member”), with which it holds such Note, as detailed in the PT Portugal Sale Announcement. Any Note redeemed pursuant to this Condition will be redeemed at the relevant redemption price (expressed as a percentage of the principal amount of the relevant Note) specified in the table below for the period within which the Sale Completion Date falls, together with interest accrued and unpaid to the Put Settlement Date:

Sale Completion Date	Redemption Price

Until 30 June 2015	103.975%
1 July 2015 – 30 September 2015	102.875%
1 October 2015 – 31 December 2015	102.125%
1 January 2016 – 31 March 2016	101.375%
1 April 2016 – 30 June 2016	100.625%
1 July 2016 until Notes maturity	100.00%

For these purposes, a “holder of any Note” means each person shown in the individual securities accounts held with an Affiliate Member of Interbolsa as having an interest in the Notes. Any beneficial owner of Notes not falling within this definition, and who intends the put option to be exercised on its behalf, shall ensure that the relevant procedures of Euroclear, Clearstream, Luxembourg, or any other intermediary, are complied with within the relevant timeframe required, so as to allow the above Interbolsa procedures to be complied with within the relevant timeframe.

Noteholders who hold Notes through Euroclear, Clearstream Luxembourg or any other intermediary should note that their custodians will be informed of the PT Portugal Sale Announcement and a form of the put instruction will be made available to all such Noteholders who intend the put option to be exercised.

The put option set out above shall be exercisable at any time in accordance with this Condition from the date of the PT Portugal Sale Announcement to (and including) the twentieth Business Day following the Sale Completion Date (such period, the “Put Period”) only and shall be conditional on the holder of the Notes who wishes to exercise the put option making such instructions as set out herein and in the PT Portugal Sale Announcement.

In this Condition “Business Day” means a day on which commercial banks and foreign exchange markets settle payments in Lisbon and São Paulo and which is a TARGET Day.

(e)	Optional early redemption at the option of the Noteholders upon a change of control

If this Condition 7(e) is specified in the Final Terms as being applicable, then, if at any time while the Notes remain outstanding (i) a Change of Control occurs at any time and (ii) a Rating Downgrade occurs during the Change of Control Period as a result of that Change of Control (together, a “Put Event”), the holder of any Note will have the option (unless, prior to the giving of the Put Event Notice referred to below, the Issuer gives notice to redeem the Notes in accordance with Condition 7(b)) to require the Issuer to redeem such Note on the Mandatory Redemption Date at its principal amount together with interest accrued to, but excluding, the Mandatory Redemption Date.

Upon the Guarantor becoming aware that a Put Event has occurred, the Guarantor shall promptly notify the Issuer and the Trustee of such fact. The Issuer shall give notice to the Noteholders in accordance with Condition 14 (a “Put Event Notice”) specifying the nature of the Put Event and the circumstances giving rise to it and the procedure for exercising the option set out in this Condition 7(e).

To exercise the option to require redemption of a Note under this Condition 7(e) the holder of that Note must, if this Note is in definitive form and held outside Euroclear and Clearstream, Luxembourg, deliver such Note, on any business day in the city of the specified office of the relevant Paying Agent falling within the Put Period, at the specified office of any Paying Agent, accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a “Put Option Notice”) and in which the holder must specify a bank account (or, if payment is required to be made by cheque, an address) to which payment is to be made under this Condition 7(e). The Note should be delivered together with all Coupons appertaining thereto maturing after the Mandatory Redemption Date failing which an amount will be deducted from the payment to be made by the Issuer on redemption of the Notes corresponding to the aggregate amount payable in respect of such missing Coupons.

[If this Note is represented by a Global Note or is in definitive form and held through Euroclear, Clearstream, Luxembourg or Interbolsa, to exercise the right to require redemption or, as the case may be, purchase of a Note under this Condition 7(e) the holder of the Note must, within the Put Period, give notice to the Agent of such exercise in accordance with the standard procedures of Euroclear and/or Clearstream, Luxembourg and/or Interbolsa (which may include notice being given on his instruction by Euroclear and/or Clearstream, Luxembourg and/or Interbolsa or any common depositary for them to the Agent by electronic means) in a form acceptable to Euroclear and/or Clearstream, Luxembourg and/or Interbolsa from time to time and, if this Note is represented by a Global Note, at the same time present or procure the presentation of the relevant Global Note to the Agent for notation accordingly.]2

The Paying Agent to which such Note and Put Option Notice are delivered will issue to the holder concerned a non transferable receipt (a “Put Option Receipt”) in respect of the Note so delivered. The Issuer shall redeem the Notes in respect of which Put Option Receipts have been issued on the Mandatory Redemption Date, unless previously redeemed and purchased. Payment in respect of any Put Option Receipt will be made on the Mandatory Redemption Date by transfer to the bank account (if

[2]	Paying Agent to confirm.

any) specified in the Put Option Notice and in every other case on or after the Mandatory Redemption Date, in each case against presentation and surrender or (as the case may be) endorsement of such Put Option Receipt at the specified office of any Paying Agent in accordance with the provisions of this Condition 7(e). No deposit of Notes will be required in respect of Book Entry Notes.

The Issuer shall redeem each Note in respect of which a valid Put Option Receipt has been delivered on the Mandatory Redemption Date, unless previously redeemed and purchased.

In the event that the holders require the Issuer to redeem not less than 90 per cent. of the aggregate principal amount of the outstanding Notes pursuant to this Condition 7(e) and the Issuer redeems all such Notes on the Mandatory Redemption Date, the Issuer will have the right, on not less than 30 nor more than 60 days’ prior notice to the Noteholders pursuant to these Conditions (with a copy to the Trustee), given not more than 30 days following the Mandatory Redemption Date, to redeem all of the Notes that remain outstanding at the redemption price per Note equal to the price paid on the Mandatory Redemption Date plus, to the extent not included, accrued and unpaid interest on the Notes that remain outstanding, to (but excluding) the date of redemption.

For the purposes of this Condition:

A “Change of Control” shall be deemed to have occurred each time (whether or not approved by the Management Board or Supervisory Board of the Guarantor) that, with the exception of Telemar Participações S.A., any person or any persons acting in concert, other than a holding company whose shareholders are or are to be substantially similar to the pre-existing shareholders of the Guarantor, directly or indirectly, gains Control of the Guarantor.

“Change of Control Period” means the period commencing on the Date of Announcement and ending on the 90th day following the Date of Announcement.

“Control” of an entity means the acquisition of more than 50 per cent. of voting rights of such entity, whether directly or indirectly and whether obtained by ownership of share capital or the holding of voting rights.

“Date of Announcement” means the date of the public announcement that a Change of Control has occurred.

“Investment Grade Rating” means a rating of at least BBB- (or equivalent thereof) in the case of S&P or Fitch or a rating of at least Baa3 (or equivalent thereof) in the case of Moody’s or the equivalent in the case of any other Rating Agency.

“Investment Grade Securities” means Rated Securities which have an Investment Grade Rating from each Rating Agency that assigns a rating to such Rated Securities.

“Mandatory Redemption Date” is the seventh day following the last day of the Put Period.

“Put Period” means the period from, and including, the date of a Put Event Notice to, but excluding, the 30th day following the date of the Put Event Notice or, if earlier, the eighth day immediately preceding the Maturity Date;

“Rated Securities” means, at any time:

(a)	the Notes; or

(b)	if, at, or at any time after, the beginning of the Change of Control Period, the Notes do not or cease to have a rating by any Rating Agency, such other comparable long-term debt of the Issuer selected by the Issuer from time to time (but with effect from the Date of Announcement) for the purpose of this definition which possesses a rating by any Rating Agency.

“Rating Agency” means Fitch Ratings Ltd. (“Fitch”), Standard and Poor’s Credit Market Services France SAS. (“S&P”) and Moody’s Investors Service España SA Limited (“Moody’s”) or any of their respective successors or any other rating agency of equivalent international standing specified from time to time by the Issuer.

“Rating Downgrade” means either:

(a)	during the Change of Control Period:

(i)	any rating assigned to the Rated Securities is withdrawn; or

(ii)	(if the Rated Securities are Investment Grade Securities on the Date of Announcement) the Rated Securities cease to be Investment Grade Securities; or

(iii)	(if the Rated Securities are not Investment Grade Securities on the Date of Announcement) any rating of the Rated Securities is either (i) lowered by any Rating Agency below an Investment Grade Rating or (ii) lowered one full rating notch by any Rating Agency (for example from BB+ to BB by S&P or Fitch and Ba1 to Ba2 by Moody’s or such similar lower of equivalent rating), provided that no Rating Downgrade shall occur unless the Rating Agency withdrawing or lowering the rating announces or confirms that the withdrawal or lowering was the result, in whole or in part, of the relevant Change of Control; or

(b)	on the Date of Announcement there are no Rated Securities and:

(i)	the Issuer does not use all reasonable endeavours to obtain, within 45 days of the Date of Announcement, a rating for the Notes or such other comparable long-term debt of the Issuer selected by the Issuer from a Rating Agency; or

(ii)

the Issuer does use such endeavours, but, at the expiry of the Change of Control Period, there are still no Investment Grade Securities and the Rating Agency announces or confirms in writing that its declining to assign an Investment Grade Rating was the result, in whole or in part, of the relevant Change of Control.

(f)	Early Redemption Amounts

For the purpose of paragraph (b) above and Condition 10, each Note will be redeemed at its Early Redemption Amount calculated as follows:

(i)	in the case of a Note with a Final Redemption Amount equal to the Issue Price, at the Final Redemption Amount thereof;

(ii)	in the case of a Note (other than a Zero Coupon Note but including an Instalment Note and a Partly Paid Note) with a Final Redemption Amount which is or may be less or greater than the Issue Price or which is payable in a specified currency other than that in which the Notes are denominated, at the amount specified in, or determined in the manner specified in, the applicable Final Terms or, if no such amount or manner is so specified in the applicable Final Terms, at its nominal amount; or

(iii)	in the case of a Zero Coupon Note, at an amount (the “Amortised Face Amount”) calculated in accordance with the following formula:

Early Redemption Amount = RP x (1 + AY)y

where:

“RP” means the Reference Price;

“AY” means the Accrual Yield; and

“y” is a fraction the numerator of which is equal to the number of days (calculated on the basis of a 360-day year consisting of 12 months of 30 days each) from (and including) the Issue Date of the first Tranche of the Notes to (but excluding) the date fixed for redemption or (as the case may be) the date upon which such Note becomes due and repayable and the denominator of which is 360, or on such other calculation basis as may be specified in the applicable Final Terms.

(g)	Instalments

Instalment Notes will be redeemed in the Instalment Amounts and on the Instalment Dates. The outstanding nominal amount of each such Note shall be reduced by the Instalment Amount (or, if such Instalment Amount is calculated by reference to a proportion of the nominal amount of such Note, such proportion) for all purposes with effect from the related Instalment Date, unless payment of the Instalment Amount is improperly withheld or refused on presentation of the related Receipt, in which case such amount shall remain outstanding until the Relevant Date (as defined in Condition 8) relating to such Instalment Amount. In the case of early redemption, the Early Redemption Amount will be determined pursuant to paragraph (e) above.

(h)	Partly Paid Notes

Partly Paid Notes will be redeemed, whether at maturity, early redemption or otherwise, in accordance with the provisions of this Condition and the applicable Final Terms.

(i)	Purchases

The Issuer, the Guarantor or any other Subsidiary may at any time purchase Notes (provided that, in the case of Definitive Bearer Notes, all unmatured Receipts, Coupons and Talons appertaining thereto are purchased therewith) at any price in the open market or otherwise. If purchases are made by tender, tenders must be available to all Noteholders alike. Such Notes may be held, reissued, resold or, in the case of Notes purchased by the Issuer or the Guarantor, at the option of such purchaser, surrendered to any Paying Agent and/or the Registrar for cancellation or, in the case of Book Entry Notes, cancelled by Interbolsa following receipt by Interbolsa of notice thereof by the Portuguese Paying Agent.

(j)	Cancellation

All Notes which are redeemed will forthwith be cancelled (together, in the case of Definitive Bearer Notes, with all unmatured Receipts, Coupons and Talons attached thereto or surrendered therewith at the time of redemption (or in accordance with Interbolsa regulations in the case of Book Entry Notes)). All Notes so cancelled and the Notes purchased and cancelled pursuant to paragraph (h) above (together, in the case of Definitive Bearer Notes, with all unmatured Receipts, Coupons and Talons cancelled therewith) shall be forwarded to the Principal Paying Agent and/or the Registrar and cannot be reissued or resold. All Book Entry Notes which are redeemed will forthwith be cancelled, by Interbolsa following receipt by Interbolsa of notice thereof by the Portuguese Paying Agent, and accordingly such Book Entry Notes may not be held, reissued or resold and such Book Entry Note, as well as Book Entry Notes which are purchased or otherwise acquired by or on behalf of the Guarantor or any of its subsidiaries, shall not entitle the holder to vote at any meetings of the Noteholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Noteholders or for the purposes of Condition 15 or the Agency Agreement, as amended by the Interbolsa Instrument.

(k)	Late payment on Zero Coupon Notes

If the amount payable in respect of any Zero Coupon Note upon redemption of such Zero Coupon Note pursuant to paragraph (a), (b), (c) or (d) above or upon its becoming due and repayable as provided in Condition 10 is improperly withheld or refused, the amount due and repayable in respect of such Zero Coupon Note shall be the amount calculated as provided in paragraph (f)(iii) above as though the references therein to the date fixed for the redemption or the date upon which such Zero Coupon Note becomes due and repayable were replaced by references to the date which is the earlier of:

(i)	the date on which all amounts due in respect of such Zero Coupon Note have been paid; and

(ii)	the fifth day after the date on which the full amount of the moneys payable in respect of such Zero Coupon Notes has been received by the Principal Paying Agent or the Trustee and notice to that effect has been given to the Noteholders in accordance with Condition 14.

8.	TAXATION

All payments of principal and interest in respect of the Notes, Receipts and Coupons will be made without withholding or deduction for or on account of any present or future taxes or duties, of whatever nature, imposed or levied by or on behalf of the relevant Tax Jurisdiction or any political subdivision or any authority thereof or therein having power to tax unless such withholding or deduction is required by law. In such event, the Issuer or (as the case may be) the Guarantor will pay such additional amounts as shall be necessary in order that the net amounts received by the holders of the Notes, Receipts or Coupons after such withholding or deduction shall equal the respective amounts of principal and interest which would otherwise have been receivable in respect of the Notes, Receipts or Coupons, as the case may be, in the absence of such withholding or deduction; except that no such additional amounts shall be payable with respect to any payment in respect of any Note, Receipt or Coupon:

(i)	presented for payment by or on behalf of a Beneficial Owner who is liable for such taxes or duties in respect of such Note, Receipt or Coupon by reason of his having some connection with the relevant Tax Jurisdiction other than the mere holding of such Note, Receipt or Coupon;

(ii)	presented for payment, in the relevant Tax Jurisdiction;

(iii)	presented for payment in the case of Bearer Notes more than 30 days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to an additional amount on presenting the same for payment on such thirtieth day assuming that day to have been a Payment Day (as defined in Condition 6);

(iv)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(v)	presented for payment by or on behalf of a Beneficial Owner who would have been able to avoid such withholding or deduction by presenting the relevant Note, Receipt or Coupon to another Paying Agent in a Member State of the European Union;

(vi)	presented for payment by or on behalf of a Beneficial Owner of Notes, Receipts or Coupons who would not be liable for or subject to the withholding or deduction by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority;

(vii)	presented for payment by or on behalf of a Beneficial Owner of Notes, Receipts or Coupons particularly in respect of whom the information (which may include certificates or statements) required in order to comply with the special tax regime approved by Decree-Law no. 193/2005 of 7 November, and any implementing legislation, is not received prior to the Relevant Date;

(viii)	in the case of Book Entry Notes, presented for payment by or on behalf of a Beneficial Owner of Notes, Receipts or Coupons resident for tax purposes in the Tax Jurisdiction, or a resident in a country, territory or region subject to clearly a more favourable tax regime included in the list approved by Order 150/2004, of 13 February 2004 (Portaria do Ministro das Finanças e da Administraço Pública n. 150/2004) as amended from time to time, issued by the Portuguese Minister of Finance and Public Administration, with the exception of central banks and governmental agencies of those blacklisted jurisdictions, or a non-resident legal entity held, directly or indirectly, in more than 20 per cent. by Portuguese residents; or

(ix)	presented for payment by or on behalf of (i) a Portuguese resident legal entity subject to Portuguese corporation tax (with the exception of entities that benefit from an exemption of Portuguese withholding tax or from Portuguese income tax exemptions), or (ii) a non-resident legal person with a permanent establishment in Portugal to which the income or gains obtained from the Notes, Receipts or Coupons are attributable.

As used herein:

(i)	“Tax Jurisdiction” means (i) in the case of the Issuer, the Netherlands; and (ii) in the case of the Guarantor, Brazil, including in each case any political subdivision or any authority thereof or therein having power to tax or any other jurisdiction or any political subdivision or any authority thereof or therein having power to tax in which the Issuer or the Guarantor, as the case may be, becomes tax resident;

(ii)	the “Relevant Date” means the date on which such payment first becomes due, except that, if the full amount of the moneys payable has not been duly received by the Principal Paying Agent, the Registrar or the Trustee, as the case may be, on or prior to such due date, it means the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the Noteholders in accordance with Condition 14; and

(iii)	“Beneficial Owner” means the holder of the Notes who is the effective beneficiary of the income attributable thereto.

9.	PRESCRIPTION

The Notes (whether in bearer or registered form), Receipts and Coupons will become void unless presented for payment or, as the case may be, purchased within a period of 10 years (in the case of principal) and five years (in the case of interest) after the Relevant Date (as defined in Condition 8) therefor.

There shall not be included in any Coupon sheet issued on exchange of a Talon any Coupon the claim for payment or purchase in respect of which would be void pursuant to this Condition or Condition 6(b) or any Talon which would be void pursuant to Condition 6(b).

10.	EVENTS OF DEFAULT AND ENFORCEMENT

(a)	Events of Default

If any one or more of the following events (each an “Event of Default”) shall occur and is continuing, the Trustee at its discretion may, and if so requested in writing by the holders of not less than one-quarter in nominal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution of the Noteholders (subject in each case to being indemnified to its satisfaction) shall (but in the case of the happening of any of the events mentioned in sub-paragraph (ii), (iii), (iv), (vi) or (vii) or (viii) below only if the Trustee shall have certified to the Issuer and the Guarantor that the occurrence of such event is, in its opinion, materially prejudicial to the interests of the Noteholders), by written notice to the Issuer and the Guarantor, declare the Notes to be, and forthwith upon such declaration the Notes shall become, immediately due and repayable at their Early Redemption Amount, together with accrued interest as provided in the Trust Deed:

(i)	if default is made in the payment of any amount of any principal or interest due in respect of the Notes or any of them and the failure continues for a period of seven days in the case of principal and 14 days in the case of interest; or

(ii)	if the Issuer or the Guarantor fails to perform or observe any of its other obligations under these Terms and Conditions or the Trust Deed or, in the case of Book Entry Notes, the Interbolsa Instrument and, the failure continues for the period of 30 days next following the service by the Trustee on the Issuer and the Guarantor of notice requiring the same to be remedied; or

(iii)	if any Indebtedness for Borrowed Money of the Issuer, the Guarantor or any Relevant Subsidiary becomes due and repayable prematurely by reason of an event of default (however described) or the Issuer, the Guarantor or any Relevant Subsidiary fails to make any payment in respect of any Indebtedness for Borrowed Money on the due date for payment as extended by any applicable grace period as originally provided or if the Issuer, the Guarantor or any Relevant Subsidiary fails in making any payment due under any guarantee and/or indemnity given by it in relation to any Indebtedness for Borrowed Money of any other person, provided that no such event shall constitute an Event of Default unless the relative Indebtedness for Borrowed Money either alone or when aggregated with other Indebtedness for Borrowed Money relative to all (if any) other such events which shall have occurred shall amount to at least U.S.$20,000,000 (or its equivalent in any other currency) and provided further that, for the purposes of this Condition 10(a)(iii), the Issuer, the Guarantor and any Relevant Subsidiary shall not be deemed to be in default with respect to such Indebtedness, guarantee or indemnity if it shall be contesting in good faith by appropriate means its liability to make payment thereunder and has been advised by independent legal advisers of recognised standing that it is reasonable for it to do so; or

(iv)	if a secured party enforces its security over the whole or a substantial part of the undertaking, assets and revenues of the Issuer or the Guarantor; or

(v)	save for the purposes of reorganisation on terms previously approved by the Trustee in writing or by an Extraordinary Resolution of the Noteholders, if any order is made by any competent court or an effective resolution passed for the winding up or dissolution of the Issuer or the Guarantor; or

(vi)	save for the purposes of reorganisation on terms approved by the Trustee in writing or by an Extraordinary Resolution of the Noteholders, if the Issuer or the Guarantor ceases to carry on the whole or substantially the whole of its business (except for the purpose of a transfer of the whole or substantially the whole of its business to a Subsidiary which shall, within one business day upon the happening of such transfer, enter into a guarantee, as applicable, in a form previously approved in writing by the Trustee, on substantially the same terms as the Guarantee, as applicable, and shall comply with such other conditions as the Trustee may require including, but not limited to, taking steps to ensure the validity and enforceability thereof, making appropriate consequential modifications to the provisions of these Terms and Conditions and the Trust Deed, becoming a party to the Trust Deed and agreeing to be bound by the provisions thereof as fully as if such Subsidiary had been named therein as a guarantor in place of the Guarantor and giving the requisite notifications to Noteholders) or the Issuer or the Guarantor stops payment of, or is unable to, or admits inability to, pay, its debts (or any class of its debts) as they fall due, or is deemed unable to pay its debts pursuant to or for the purposes of any applicable law, or is adjudicated or found bankrupt or insolvent; or

(vii)	if proceedings are initiated against the Issuer or the Guarantor under any applicable liquidation, insolvency, bankruptcy, moratorium of payments, composition, reorganisation or other similar laws, or a receiver, administrator, manager or other similar official is appointed in relation to the whole or a substantial part of the undertaking, assets or revenues of the Issuer or the Guarantor, or an encumbrancer takes possession of the whole or a substantial part of the undertaking, assets or revenues of either of them, or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against the whole or a substantial part of the undertaking, assets or revenues of any of them unless, in any such case, discharged within 45 days or contested in good faith by appropriate means by the Issuer or the Guarantor, and the Issuer or the Guarantor has been advised by recognised independent legal advisers of good repute that it is reasonable to do so; or

(viii)	if the Issuer or the Guarantor initiates or consents to judicial proceedings relating to itself under any applicable liquidation, insolvency, bankruptcy, moratorium of payments, composition, reorganisation or other similar laws or makes a conveyance or assignment for the benefit of, or enters into any composition or other arrangement with, its creditors generally; or

(ix)	if it is or will become unlawful for the Issuer or the Guarantor to perform or comply with any of its material obligations under or in respect of the Notes, the Trust Deed or the Guarantee; or

(x)	the Guarantee is terminated or any provision of the Guarantee is amended or waived in circumstances where such amendment or waiver would have, in the opinion of the Trustee, an adverse effect on the interests of the Noteholders or is not enforced in a timely manner by the Issuer or is breached by the Guarantor provided that such non-enforcement or breach has, in the opinion of the Trustee, an adverse effect on the interests of the Noteholders.

For the purposes of these Terms and Conditions:

“Indebtedness for Borrowed Money” means any present or future indebtedness (whether being principal, premium, interest or other amounts) for or in respect of (i) money borrowed, (ii) liabilities under or in respect of any acceptance or acceptance credit or (iii) any notes, bonds, debentures, debenture stock, loan stock or other securities offered, issued or distributed whether by way of public offer, private placing, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash.

“Relevant Subsidiary” means, at any particular time, a subsidiary of the Issuer whose turnover represents at least ten per cent. of the consolidated turnover of the Issuer and its subsidiaries on a consolidated basis and for these purposes:

(i) all calculations shall be made by reference to (A) the latest annual non-consolidated audited accounts of the Relevant Subsidiary used for the purpose of the then latest audited consolidated annual accounts of the Issuer and (B) the then latest consolidated audited annual accounts of the Issuer; and

(ii) on a Relevant Subsidiary transferring all or substantially all of its assets or business to another subsidiary, the transferor shall cease to be a Relevant Subsidiary and any such transferee which is not already a Relevant Subsidiary shall thereupon be deemed to be a Relevant Subsidiary until publication of the next annual audited accounts after which whether it is or is not a Relevant Subsidiary shall be determined in accordance with (i) above.

A report by a reputable firm of accountants, approved by the Trustee, that in their opinion a Subsidiary is not or was not at any particular time a Relevant Subsidiary shall, in the absence of manifest error, be conclusive and binding on all parties.

“Subsidiary” means any company in which the Guarantor holds, directly or indirectly through another Subsidiary, more than 50 per cent. of the share capital or voting rights.

(b)	Enforcement

In the case of Notes other than Book Entry Notes, at any time after the Notes shall have become immediately due and repayable the Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer as it may think fit to enforce repayment of the Notes together with accrued interest and against the

Issuer and the Guarantor to enforce the provisions of the Trust Deed and the Guarantee but it shall not be bound to take any such proceedings unless (i) it shall have been so directed by an Extraordinary Resolution of the Noteholders or so requested in writing by the holders of at least one-quarter in nominal amount of the Notes then outstanding, and (ii) it shall have been indemnified to its satisfaction. No Noteholder, Receiptholder or Couponholder shall be entitled (A) to proceed directly against the Issuer or the Guarantor unless the Trustee, having become bound so to do, fails so to do within a reasonable period and such failure shall be continuing, or (B) to take proceedings to enforce the provisions of the Guarantee. In the case of Book Entry Notes, the Trustee may at any time after the Book Entry Notes shall have become immediately due and repayable, at its discretion and without notice, take such proceedings and/or other action as it may think fit against or in relation to the Issuer or the Guarantor to enforce the obligations of the Issuer or the Guarantor in respect of the covenants granted to the Trustee by the Issuer and the Guarantor under these Terms and Conditions or the Trust Deed, however the Trustee shall in no circumstances be bound to do so. No Noteholder, save for a Book Entry Noteholder, shall be entitled to proceed directly against the Issuer or the Guarantor unless the Trustee, having become bound to do so, fails to do so within a reasonable period and such failure is continuing, provided that in the case of Book Entry Notes, the Trustee may not but the holders thereof may at any time take such proceedings against the Issuer or the Guarantor as they may think fit to enforce the provisions of the Book Entry Notes and/or the Interbolsa Instrument.

11.	REPLACEMENT OF NOTES, RECEIPTS, COUPONS AND TALONS

Should any Note (other than a Book Entry Note), Receipt, Coupon or Talon be lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Principal Paying Agent (in the case of Bearer Notes, Receipts and Coupons) or the Registrar (in the case of Registered Notes) upon payment by the claimant of such costs and expenses as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Notes, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

12.	AGENTS

The names of the initial Agents and their initial specified offices are set out below.

The Issuer is entitled, with the prior written consent of the Trustee, to vary or terminate the appointment of any Agent and/or appoint additional or other Agents and/or approve any change in the specified office through which any Agent acts, provided that:

(i)	there will at all times be a Principal Paying Agent and a Registrar;

(ii)	so long as the Notes are listed on any Stock Exchange or admitted to trading by any other relevant authority, there will at all times be a Paying Agent and (in the case of Registered Notes) a Transfer Agent with a specified office in such place as may be required by the rules and regulations of such Stock Exchange or other relevant authority;

(iii)	the Issuer undertakes that to the extent reasonably practicable and where it is not inconsistent with market practice at the relevant time to do so, there will at all times be a Paying Agent in a Member State of the European Union that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law, implementing or complying with, or introduced in order to conform to, such Directive; and

(iv)	in respect of any issue of Book Entry Notes there will at all times be a Paying Agent in Portugal capable of making payment in respect of the Book Entry Notes as contemplated by these terms and conditions of the Notes, the Agency Agreement and applicable Portuguese law and regulation.

In addition, the Issuer shall forthwith appoint a Paying Agent having a specified office in New York City in the circumstances described in the second paragraph of Condition 6(f). Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 nor more than 45 days’ prior notice thereof shall have been given to the Noteholders in accordance with Condition 14.

In acting under the Agency Agreement, the Agents act solely as agent of the Issuer and the Guarantor and, in certain circumstances specified therein, of the Trustee and do not assume any obligation to, or relationship of agency or trust with, any Noteholders, Receiptholders or Couponholders. The Agency Agreement contains provisions permitting any entity into which any Agent is merged or converted or with which it is consolidated or to which it transfers all or substantially all of its assets to become the successor agent.

13.	EXCHANGE OF TALONS

On and after the Interest Payment Date on which the final Coupon comprised in any Coupon sheet matures, the Talon (if any) forming part of such Coupon sheet may be surrendered at the specified office of the Principal Paying Agent or any other Paying Agent in exchange for a further Coupon sheet including (if such further Coupon sheet does not include Coupons to (and including) the final date for the payment of interest due in respect of the Note to which it appertains) a further Talon, subject to the provisions of Condition 9.

14.	NOTICES

All notices regarding the Bearer Notes will be deemed to be validly given if published in a leading English language daily newspaper of general circulation in the United Kingdom approved by the Trustee. It is expected that such publication will be made in the Financial Times. The Issuer shall also ensure that notices are duly published in a manner which complies with the rules and regulations of any stock exchange (or other relevant authority) on which the Bearer Notes are for the time being listed or by which they have been admitted to trading. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper, on the date of the first publication in all required newspapers.

All notices regarding the Registered Notes will be deemed to be validly given if sent by first class mail or (if posted to an address overseas) by airmail to the holders (or the first named of joint holders) at their respective addresses recorded in the Register and will be deemed to have been given on the fourth day after mailing and, in addition, for so long as any Registered Notes are listed, traded and/or quoted by or on any listing authority, stock exchange and/or quotation system and the rules of that listing authority, stock exchange and/or quotation system so require, such notice will be published in a daily newspaper of general circulation in the place or places required by the rules of that listing authority, stock exchange and/or quotation system.

The Issuer shall comply with Portuguese law in respect of notices relating to Book Entry Notes.

If publication as provided above is not practicable, notice will be given in such other manner, and will be deemed to have been given on such date, as the Trustee shall approve.

Until such time as any Notes are issued in definitive form, there may, so long as any Global Notes representing the Notes are held in their entirety on behalf of Euroclear and/or Clearstream, Luxembourg, be substituted for such publication in such newspaper(s) or such mailing the delivery of the relevant notice to Euroclear and/or Clearstream, Luxembourg for communication by them to the holders of the Notes and, in addition, for so long as any Notes are listed on a stock exchange or are admitted to trading by another relevant authority and the rules of that listing authority, stock exchange and/or quotation system so require, such notice will be published in a daily newspaper of general circulation in the place or places required by the rules of that listing authority, stock exchange and/or quotation system. Any such notice delivered to Euroclear and/or Clearstream, Luxembourg shall be deemed to have been given to the holders of the Notes on the seventh day after the day on which the said notice was so delivered.

Notices to be given by any Noteholder shall be in writing and given by lodging the same, together (in the case of any Note comprising a Definitive Bearer Note or a Definitive Registered Note) with the relative Note or Notes, with any Paying Agent (in the case of Definitive Bearer Notes) or any Transfer Agent (in the case of Definitive Registered Notes) or the Portuguese Paying Agent (in the case of Book Entry Notes). Whilst any of the Notes is represented by a Global Note, such notice may be given by any holder of a Note (other than a Book Entry Note) to the Principal Paying Agent or the Registrar through Euroclear and/or Clearstream, Luxembourg, as the case may be, in such manner as the Principal Paying Agent, the Registrar and Euroclear and/or Clearstream, Luxembourg, as the case may be, may approve for this purpose. Any holder of a Book Entry Note may give notice to the Portuguese Paying Agent and any Paying Agent through Interbolsa in such manner as the Portuguese Paying Agent, the Paying Agents and Interbolsa may approve for this purpose.

15.	MEETINGS OF NOTEHOLDERS, MODIFICATION, AUTHORISATION, WAIVER AND DETERMINATION

The Trust Deed and, in relation to Book Entry Notes only, the Interbolsa Instrument contain provisions for convening meetings of the Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification (including abrogation) of any of the provisions of these Terms and Conditions, the Notes, the Receipts, the Coupons or the Trust Deed. Such a meeting may be convened by the Issuer, the Guarantor or the Trustee and shall be convened by the Issuer at the request of Noteholders holding not less than five per cent. in nominal amount of the Notes for the time being remaining outstanding. The quorum at any such meeting for passing an Extraordinary Resolution is one or more persons present holding or representing more than 50 per cent. in nominal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more persons present being or representing Noteholders whatever the nominal amount of the Notes so held or represented, except that at any meeting the business of which includes the modification of certain provisions of these Terms and Conditions, the Notes, the Receipts, the Coupons or the Trust Deed (including modifying the date of maturity of the Notes or any date for payment of interest thereon, reducing or cancelling the amount of principal or the rate or amount of interest payable in respect of the Notes or altering the currency of payment of the Notes, the Receipts or the Coupons), the quorum for passing a requisite Extraordinary Resolution to sanction any such modification shall be one or more persons present holding or representing not less than two-thirds, or at any adjourned such meeting not less than one-third, in nominal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed at any meeting of the Noteholders shall be binding on all the Noteholders, whether or not they are present at the meeting, and on all Receiptholders and Couponholders.

The Trustee may agree, without the consent of the Noteholders, Receiptholders or Couponholders, to:

(i)	any modification of any of the provisions of these Terms and Conditions, the Notes, the Receipts, the Coupons or the Trust Deed which is not, in the opinion of the Trustee, materially prejudicial to the interests of the Noteholders; or

(ii)	any modification of any of the provisions of these Terms and Conditions, the Notes, the Receipts, the Coupons or the Trust Deed which, in the opinion of the Trustee, is of a formal, minor or technical nature or is made to correct a manifest error or to comply with mandatory provisions of applicable law.

If the specified currency is pounds sterling, the Trustee may, without the consent of the Noteholders, Receiptholders or Couponholders, on or after the date (if any) on which the United Kingdom becomes one of the countries participating in the third stage of European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union and as amended by the Treaty of Amsterdam or otherwise participates in European economic monetary union in a manner having a similar effect to such third stage, agree to such modifications to the Terms and Conditions, the Notes, the Receipts, the Coupons and the Trust Deed in order to facilitate payment of interest in euro and redemption at the euro equivalent of the pounds sterling principal amount of this Note and associated reconventioning, renominalisation and related matters as may be proposed by the Issuer (and confirmed by an independent financial institution approved in writing by the Trustee to be in conformity with the then applicable market conventions).

Any such modification shall be binding on the Noteholders, the Receiptholders and the Couponholders (as the case may be) and any such modification shall be notified to the Noteholders in accordance with Condition 14 as soon as practicable thereafter.

The Trustee may also agree, without the consent of the Noteholders, Receiptholders or Couponholders, to the waiver or authorisation of any breach or proposed breach of any of these Terms and Conditions or any of the provisions of the Trust Deed or determine, without any such consent as aforesaid, that any Event of Default or Potential Event of Default (as defined in the Trust Deed) shall not be treated as such, which in any such case is not, in the opinion of the Trustee, materially prejudicial to the interests of the Noteholders.

Any such modification, waiver, authorisation or determination shall be binding on the Noteholders, the Receiptholders and the Couponholders (as the case may be) and, unless the Trustee agrees otherwise, any such modification shall be notified to the Noteholders in accordance with Condition 14 as soon as practicable thereafter.

In connection with the exercise by it of any of its trusts, powers, authorities or discretions (including, but without limitation, in relation to any modification, waiver, authorisation, determination or substitution), the Trustee shall have regard to the general interests of the Noteholders as a class but shall not have regard to any interests arising from circumstances particular to individual Noteholders, Receiptholders or Couponholders (whatever their number) and, in particular, but without limitation, shall not have regard to the consequences of such exercise for individual Noteholders, Receiptholders or Couponholders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory and the Trustee shall not be entitled to require, nor shall any Noteholder, Receiptholder or Couponholder be entitled to claim, from the Issuer, the Guarantor or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Noteholders, Receiptholders or Couponholders except, in the case of the Issuer or (as the case may be) the Guarantor, to the extent provided for in Condition 8 and/or any undertaking given in addition to, or in substitution for, Condition 8 pursuant to the Trust Deed.

16.	INDEMNIFICATION OF THE TRUSTEE AND ITS CONTRACTING WITH THE GUARANTOR AND ITS SUBSIDIARY UNDERTAKINGS

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from taking action unless indemnified to its satisfaction.

The Trust Deed also contains provisions pursuant to which the Trustee is entitled, inter alia, (i) to enter into business transactions with the Issuer, the Guarantor and any person or body corporate associated with the Issuer or the Guarantor and to act as trustee for the holders of any other securities issued or guaranteed by, or relating to, any such persons, (ii) to exercise and enforce its rights, comply with its obligations and perform its duties under or in relation to any such transactions or, as the case may be, any such trusteeship without regard to the interests of, or consequences for, the Noteholders, Receiptholders or Couponholders, and (iii) to retain and not be liable to account for any profit made or any other amount or benefit received thereby or in connection therewith.

17.	FURTHER ISSUES

The Issuer shall be at liberty from time to time without the consent of the Noteholders, the Receiptholders or the Couponholders to create and issue further notes having terms and conditions the same as the Notes or the same in all respects save for the amount and date of the first payment of interest thereon and so that the same shall be consolidated and form a single Series with the outstanding Notes. The Trust Deed and, in relation to Book Entry Notes only, the Interbolsa Instrument contain provisions for convening a single meeting of the Noteholders and the holders of notes of other Series in certain circumstances where the Trustee so decides.

18.	SUBSTITUTION

The Trustee may at any time agree, without the consent of the Noteholders, the Receiptholders or the Couponholders, (a) to the substitution in place of the Issuer (or of the previous substitute under this Condition) of (i) the Guarantor, or (ii) any Subsidiary of the Guarantor, (such substituted company hereinafter called the “New Company”), as principal debtor under the Trust Deed, the Notes, the Receipts and the Coupons; and/or (b) to the substitution in place of the Guarantor of the New Company (being in this case a Subsidiary of the Guarantor), as guarantor under the Trust Deed, the Notes, the Receipts and the Coupons.

Any such substitution shall be subject to a trust deed being executed or some other form of undertaking being given by the New Company, in a form and manner satisfactory to the Trustee, agreeing to be bound by the provisions of the Trust Deed with any consequential amendments to the Trust Deed and other such conditions as the Trustee may deem appropriate including, in the case of a substitution described in (a) above, to the condition that the Guarantor (other than where the Guarantor is the New Company) undertaking like obligations in respect of such substituted principal debtor to those set out in the Guarantee, or, if applicable, such other obligations in respect of the previous principal debtor which may be in force immediately prior to the substitution in place of the Guarantor’s obligations under the Guarantee.

19.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Note, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

20.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

(a)	Governing law

The Trust Deed, the Guarantee, the Interbolsa Instrument, the Agency Agreement, the Notes, the Receipts and the Coupons and any non-contractual obligations arising out of or in connection with the Trust Deed, the Guarantee, the Interbolsa Instrument, the Agency Agreement, the Notes, the Receipts and the Coupons are governed by, and shall be construed in accordance with, English law save that, with respect to Book

Entry Notes only, the form (representaçao formal) and transfer of the Notes, creation of security over the Notes and the Interbolsa procedures for the exercise of rights under the Book Entry Notes are governed by, and shall be construed in accordance with, Portuguese law.

(b)	Submission to jurisdiction

The Issuer and the Guarantor agree, for the exclusive benefit of the Trustee, the Noteholders, the Receiptholders and the Couponholders, that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with these Terms and Conditions, the Trust Deed, the Notes, the Receipts and the Coupons (including a dispute relating to any non-contractual obligations arising out of or in connection with the Trust Deed, the Notes, the Receipts and the Coupons) and that accordingly any suit, action or proceedings (together referred to as “Proceedings”) arising out of or in connection with these Terms and Conditions, the Trust Deed, the Notes, the Receipts and the Coupons may be brought in such courts.

The Issuer and the Guarantor hereby irrevocably waive any objection which they may have now or hereafter to the laying of the venue of any such Proceedings in any such court and any claim that any such Proceedings have been brought in an inconvenient forum and hereby further irrevocably agree that a judgment in any such Proceedings brought in the English courts shall be conclusive and binding upon them and may be enforced in the courts of any other jurisdiction.

Nothing contained in this Condition shall limit any right to take Proceedings against the Issuer or the Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

(c)	Appointment of Process Agent

The Issuer and the Guarantor has appointed [TMF Corporate Services Limited at its registered office for the time being (being at the date hereof at 6 St. Andrew Street, 5th Floor, London EC4A 3AE)]3 as its agent for service of process, and undertakes that, in the event of TMF Corporate Services Limited ceasing so to act or ceasing to be registered in England, it will appoint such other person as the Trustee may approve (which approval shall not be unreasonably withheld) as its agent for service of process in England in respect of any Proceedings. Nothing herein shall affect the right to serve process in any other manner permitted by law.

[3]	Issuer / Oi to confirm